Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Information

Effective February 17, 2015, pursuant to the Agreement and Plan of Merger dated as of July 28, 2014 (the “Merger Agreement”) by and among Zillow, Inc. (“Zillow”), Zillow Group, Inc. (f/k/a Zebra Holdco, Inc., “Zillow Group”) and Trulia, Inc. (“Trulia”), following the consummation of the mergers contemplated by the Merger Agreement (the “Mergers”), each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group.

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of each of Zillow and Trulia adjusted to give effect to the Mergers. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 is presented as if the Mergers were completed on December 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the Mergers were completed on January 1, 2014. The pro forma consolidated financial statements of Trulia have been adjusted to reflect certain reclassifications in order to conform to Zillow’s financial statement presentation. Further review may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. However, at this time, we are not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial statements of the combined company that are not reflected in the pro forma adjustments.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Zillow considered the accounting acquirer of Trulia. Under the acquisition method of accounting, the purchase price is allocated to the underlying Trulia tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The acquisition method of accounting is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Zillow Group anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the date of completion of the Mergers. Differences between these preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements (the “pro forma adjustments”) are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the Mergers; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results of Zillow Group following the Mergers. The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Zillow and Trulia as filed previously with the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial statements, although helpful in illustrating the financial characteristics of Zillow Group under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings) or other factors that may result as a consequence of the Mergers and, accordingly, are provided solely for informational purposes and do not attempt to represent Zillow Group’s financial condition if the Mergers had been completed on the applicable dates of the financial statements presented herein or predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the Mergers. Also, the unaudited pro forma condensed combined statement of operations does not reflect adjustments related to restructuring or acquisition-related costs incurred prior to, concurrent with, or after the closing of the Mergers that are not expected to have a continuing impact. However, the estimated impact of such restructuring and acquisition-related costs is reflected in the pro forma balance sheet as an increase to accumulated deficit, additional paid-in capital, and accrued expenses and restructuring and other current liabilities, and as a decrease in property and equipment, net and deferred rent, net of current portion.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2014

(in thousands)

			Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Historical
	Zillow	Trulia
Assets
Current assets:
Cash and cash equivalents	$125,765	$198,781	$(41	)(a)	$324,505
Short-term investments	246,829	—	—		246,829
Accounts receivable, net	18,684	12,630	—		31,314
Prepaid expenses and other current assets	10,059	6,950	6,256	(b)	23,265

Total current assets	401,337	218,361	6,215		625,913
Restricted cash	—	6,717	—		6,717
Long-term investments	83,326	—	—		83,326
Property and equipment, net	41,600	49,755	(25,499	)(c)	65,856
Goodwill	96,352	255,904	1,415,921	(d)	1,768,177
Intangible assets, net	26,757	102,567	447,433	(e)	576,757
Other assets	358	7,210	(6,634	)(f)	934

Total assets	$649,730	$640,514	$1,837,436		$3,127,680

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,358	$1,974	$—		$11,332
Accrued expenses and restructuring and other current liabilities	16,883	13,883	59,722	(g)	90,488
Accrued compensation and benefits	6,735	10,587	—		17,322
Deferred revenue	15,356	9,320	(2,144	)(h)	22,532
Deferred rent, current portion	864	1,009	(1,009	)(i)	864
Capital lease liability, current portion	—	24	—		24

Total current liabilities	49,196	36,797	56,569		142,562
Deferred rent, net of current portion	11,755	12,085	(12,343	)(i)	11,497
Capital lease liability, net of current portion	—	70	—		70
Long-term debt	—	230,000	—		230,000
Deferred tax liabilities and other long-term liabilities	—	1,315	139,518	(j)	140,833
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	4	—	2	(k)	6
Additional paid-in capital	716,506	500,894	1,613,501	(l)	2,830,901
Accumulated deficit	(127,731)	(140,647)	40,189	(m)	(228,189)

Total liabilities and shareholders’ equity	$649,730	$640,514	$1,837,436		$3,127,680

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2014

(in thousands, except per share data)

			Pro Forma Adjustments (Note 4)	Pro Forma Combined
	Historical
	Zillow	Trulia
Revenue	$325,893	$251,937	$—	$577,830
Costs and expenses:
Cost of revenue (exclusive of amortization)	29,461	44,538	(4,497)(n)	69,502
Sales and marketing	167,725	144,180	(20,576)(o)	291,329
Technology and development	86,406	57,643	44,157 (p)	188,206
General and administrative	65,503	49,964	6,247 (q)	121,714
Acquisition-related costs	21,493	18,144	(39,637)(r)	—
Restructuring costs	—	4,987	—	4,987

Total costs and expenses	370,588	319,456	(14,306)	675,738

Loss from operations	(44,695)	(67,519)	14,306	(97,908)
Other income (expense)	1,085	(431)	—	654
Interest expense	—	(7,386)	1,061 (s)	(6,325)

Loss before income taxes	(43,610)	(75,336)	15,367	(103,579)
Income tax provision	—	(427)	—	(427)

Net loss	$(43,610)	$(75,763)	$15,367	$(104,006)

Net loss per share — basic and diluted	$(1.09)	$(2.03)		$(1.82)
Weighted-average shares outstanding — basic and diluted (Note 5)	40,009	37,335		57,118

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of Transaction

Effective February 17, 2015, pursuant to the Agreement and Plan of Merger dated as of July 28, 2014 (the “Merger Agreement”) by and among Zillow, Inc. (“Zillow”), Zillow Group, Inc. (f/k/a Zebra Holdco, Inc., “Zillow Group”) and Trulia, Inc. (“Trulia”), following the consummation of the mergers contemplated by the Merger Agreement (the “Mergers”), each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group. Prior to the closing, Zillow Group formed two wholly owned subsidiaries, Zebra Merger Sub, Inc. and Tiger 1 Merger Sub, Inc. Pursuant to the Merger Agreement, Zebra Merger Sub, Inc. merged with and into Zillow (the “Zillow Merger”), Zebra Merger Sub, Inc. ceased to exist, and Zillow is the surviving corporation, and Tiger 1 Merger Sub, Inc. merged with and into Trulia (the “Trulia Merger”), Tiger 1 Merger Sub, Inc. ceased to exist, and Trulia is the surviving corporation.

At the effective time of the Zillow Merger, each share of Zillow Class A common stock, other than Zillow excluded shares (as defined below), was converted into the right to receive one share of fully paid and nonassessable Zillow Group Class A common stock, and each share of Zillow Class B common stock, other than Zillow excluded shares, was converted into the right to receive one share of fully paid and nonassessable Zillow Group Class B common stock. Shares of Zillow common stock held by Zillow as treasury stock or by Zillow Group, Trulia, or any direct or indirect wholly owned subsidiary of Zillow or Trulia (“Zillow excluded shares”) were canceled and did not receive the Zillow merger consideration. Generally, each Zillow stock option and restricted stock unit outstanding (whether or not vested or exercisable) as of the effective time of the Zillow Merger was assumed by Zillow Group and converted into the right to receive Zillow Group Class A common stock and remains subject to the same terms, conditions and restrictions as the original option or award. Any unvested shares of Zillow Class A common stock subject to a repurchase option, risk of forfeiture or other condition as of the effective time of the Zillow Merger were exchanged for shares of Zillow Group Class A common stock that are also unvested and subject to the same repurchase option, risk of forfeiture or other condition. Each Zillow restricted unit outstanding as of the effective time of the Zillow Merger has been assumed by Zillow Group and converted into the right to receive Zillow Group Class A common stock and remains subject to the same terms, conditions and restrictions as the original restricted unit.

At the effective time of the Trulia Merger, each share of Trulia common stock, other than Trulia excluded shares (as defined below), was converted into the right to receive 0.444 of a share of fully paid and nonassessable Zillow Group Class A common stock. Shares of Trulia common stock held by Trulia as treasury stock or by Zillow Group, Zillow, or any direct or indirect wholly owned subsidiary of Zillow or Trulia (“Trulia excluded shares”) were canceled and did not receive the Trulia merger consideration. Generally, each Trulia stock option, restricted stock unit, and stock appreciation right outstanding (whether or not vested or exercisable) as of the effective time of the Trulia Merger was assumed by Zillow Group and converted into the right to receive Zillow Group Class A common stock and remains subject to the same terms, conditions and restrictions as the original option or award, subject to specified adjustments to reflect the effect of the Trulia exchange ratio. Each outstanding unvested Trulia stock option and restricted stock unit held by a member of the Trulia board of directors immediately prior to the effective time of the Trulia Merger who is not an employee of Trulia or any subsidiary of Trulia became fully vested immediately prior to the effective time of the Trulia Merger in accordance with the terms of the applicable award agreements.

Note 2. Purchase Price

The total purchase price of approximately $2.0 billion was determined based on the number of shares of Trulia common stock and equity awards outstanding under Trulia’s stock plans as of February 17, 2015, the effective date of the Mergers. In all cases in which Zillow Group’s closing stock price is a determining factor in arriving at the amount of merger consideration, the stock price assumed is the closing price of Zillow Class A common stock on NASDAQ on February 17, 2015 ($109.14 per share). The purchase price to effect the acquisition of Trulia of approximately $2.0 billion is summarized in the following table (in thousands):

Common stock	$1,867,325
Substituted stock options and stock appreciation rights attributable to pre-combination service	55,389
Substituted restricted stock units attributable to pre-combination service	27,798
Cash paid in lieu of fractional outstanding shares	41

Total purchase price	$1,950,553

Trulia stockholders did not receive any fractional shares of Zillow Group common stock in connection with the Mergers. Instead of receiving any fractional shares, each holder of Trulia common stock was paid an amount in cash (without interest) equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ on the last complete trading day prior to the date of the effective time of the Trulia Merger.

A portion of the purchase price has been attributed to the substitution of Trulia’s stock options, restricted stock units, and stock appreciation rights outstanding as of February 17, 2015, for corresponding stock options, restricted stock units, and stock appreciation rights to purchase or vest in shares of Zillow Group Class A common stock, all at an exchange ratio of 0.444.

Note 3. Preliminary Estimated Purchase Price Allocation

The total purchase price described above has been allocated to Trulia’s tangible and intangible assets and liabilities for purposes of these unaudited pro forma condensed combined financial statements based on their estimated relative fair values. Goodwill is calculated as the difference between the preliminary estimate of fair value of the consideration expected to be transferred and the preliminary estimates of fair value assigned to the assets acquired and liabilities assumed. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

The total purchase price was allocated as follows, based on Trulia’s December 31, 2014 consolidated balance sheet (in thousands):

Cash and cash equivalents	$198,781
Accounts receivable	12,630
Prepaid expenses and other current assets	13,206
Restricted cash	6,717
Property and equipment	28,952
Other assets	576
Identifiable intangible assets	550,000
Goodwill	1,671,826
Accounts payable, accrued expenses and restructuring and other current liabilities	(15,857)
Accrued compensation and benefits	(10,587)
Deferred revenue	(7,176)
Other current liabilities	(24)
Long-term debt	(230,000)
Debt premium recorded in additional paid-in capital	(127,588)
Deferred tax liabilities	(140,724)
Other long-term liabilities	(179)

Total preliminary estimated purchase price allocation	$1,950,553

Net tangible assets were valued at their respective carrying amounts, as Zillow Group believes that these amounts approximate their current fair values.

The preliminary estimated fair value of identifiable intangible assets acquired consisted of the following (in thousands):

	Preliminary Fair Value	Estimated Useful Life (in years)
Trulia trade names and trademarks	$351,000	Indefinite
Market Leader trade names and trademarks	2,000	2
Customer relationships	93,000	3-7
Developed technology	91,000	3-7
Advertising relationships	9,000	3
MLS home data feeds	4,000	3

Total	$550,000

The preliminary estimated fair value of the intangible assets acquired was determined by Zillow Group, and Zillow Group considered or relied in part upon a valuation report of a third-party expert. Zillow Group used an income approach to measure the fair value of the trade names and trademarks and the developed technology based on the relief-from-royalty method. Zillow Group used an income approach to measure the fair value of the customer relationships based on the excess earnings method, whereby the fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate. Zillow Group used an income approach to measure the fair value of the advertising relationships based on a with and without analysis, whereby the fair value is estimated based on the present value of cash flows the combined business is expected to generate with and without the advertising relationships. Zillow Group used a cost approach to measure the fair value of the MLS home data feeds based on the estimated cost to replace the data feed library. These fair value measurements were based on Level 3 measurements under the fair value hierarchy.

A portion of the total purchase price was allocated to Trulia’s Convertible Senior Notes due in 2020 (the “2020 Notes”). Pursuant to and in accordance with the Merger Agreement, Zillow Group entered into a supplemental indenture in respect of the 2020 Notes in the aggregate principal amount of $230.0 million, which supplemental indenture provides, among other things, that, at the effective time of the Trulia Merger, (i) each outstanding 2020 Note will no longer be convertible into shares of Trulia common stock and will be convertible solely into shares of Zillow Group Class A common stock, pursuant to, and in accordance with, the terms of the indenture governing the 2020 Notes, and (ii) Zillow Group will guarantee all of the obligations of Trulia under the 2020 Notes and related indenture. The aggregate principal amount of the 2020 Notes is due on December 15, 2020 if not earlier converted or redeemed. Interest is payable on the 2020 Notes at the rate of 2.75% semi-annually. The 2020 Notes cannot be redeemed prior to December 20, 2018.

In connection with the supplemental indenture in respect of the 2020 Notes, the conversion ratio immediately prior to the effective time of the Trulia Merger of 27.8303 shares of Trulia common stock per $1,000 principal amount of notes has been adjusted to 12.3567 shares of Zillow Group Class A common stock per $1,000 principal amount of notes based on the exchange ratio of 0.444 per the Merger Agreement. The preliminary estimated fair value of the 2020 Notes is approximately $357.6 million. The preliminary estimated fair value of the 2020 Notes was determined by Zillow Group, and Zillow Group considered or relied in part upon a valuation report of a third-party expert. The preliminary estimated fair value of the 2020 Notes was determined through a combination of the use of a binomial lattice valuation model and consideration of quoted market prices. The fair value is classified as Level 3 due to the use of significant unobservable inputs such as implied volatility of Zillow Group’s Class A common stock, discount spread and the limited trading activity for the 2020 Notes.

In accordance with the accounting guidance related to business combinations, the 2020 Notes are recognized at fair value as of the effective date of the Mergers. Given the preliminary fair value of the 2020 Notes of $357.6 million is at a substantial premium to the principal amount of $230.0 million, the premium amount of $127.6 million has been recorded as additional paid-in capital in the unaudited pro forma condensed combined balance sheet as of December 31, 2014. Accordingly, Zillow Group has recognized the liability component of the 2020 Notes at the stated par amount in the unaudited pro forma condensed combined balance sheet as of December 31, 2014. The conversion feature included in the 2020 Notes is not required to be bifurcated and separately accounted for as it meets the equity scope exception given the conversion feature (i) is indexed to Zillow Group’s Class A common stock and (ii) is classified in shareholder’s equity. Further, the 2020 notes do not permit or require Zillow Group to settle the debt in cash (in whole or in part) upon conversion.

Assuming the Mergers were completed as of December 31, 2014, a portion of the total purchase price was allocated to deferred tax liabilities primarily related to an indefinite-lived intangible asset generated in connection with the Mergers. Due to the recognition of a $351.0 million indefinite-lived Trulia trade name and trademark intangible asset as of the effective date of the Mergers, a deferred tax liability of $140.7 million is recognized which cannot be offset by the recognized deferred tax assets.

The final purchase price allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Trulia’s tangible assets and liabilities and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Trulia’s accounting policies to those of Zillow, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Trulia’s tangible and identifiable intangible assets and liabilities as compared to the information shown herein would also change the portion of purchase price allocable to goodwill.

Note 4. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(a) To record the cash paid in lieu of fractional outstanding shares in connection with the Mergers.

(b) To record the combined group’s net current deferred tax assets as of December 31, 2014.

(c) To record the following adjustments to property and equipment, net (in thousands):

To eliminate the net book value of Trulia’s capitalized product development costs*	$(20,803)
To write-off certain leasehold improvements in connection with contract termination costs associated with operating leases**	(4,696)

Total adjustments to property and equipment, net	$(25,499)

*	The net book value of Trulia’s capitalized product development costs is reflected in the developed technology intangible asset acquired.
**	See (g) below.

(d) To record the following adjustments to goodwill (in thousands):

To record the preliminary fair value of goodwill related to the Mergers	$1,537,357
To record the goodwill impact related to deferred taxes recognized related to the Mergers*	134,468
To eliminate Trulia’s historical goodwill	(255,904)

Total adjustments to goodwill	$1,415,921

*	The goodwill impact is primarily due to the deferred tax liability of $140.7 million associated with the recognition of an indefinite life Trulia trade name and trademark intangible assets recorded in connection with the Mergers that cannot be offset by recognized deferred tax assets, offset by the impact of the deferred tax asset of $6.3 million described in (b) above.

(e) To record the following adjustments to intangible assets (in thousands):

To record the preliminary fair value of intangible assets related to the Mergers	$550,000
To eliminate Trulia’s historical intangible assets	(102,567)

Total adjustments to intangible assets	$447,433

The following table summarizes the preliminary fair value of the intangible assets acquired and the related amortization expense for the year ended December 31, 2014 (in thousands):

	Preliminary Fair Value	Amortization Expense for the Year Ended December 31, 2014*	Estimated Useful Life (in years)
Trulia trade names and trademarks	$351,000	$—	Indefinite
Market Leader trade names and trademarks	2,000	1,000	2
Customer relationships	93,000	14,810	3-7
Developed technology	91,000	14,333	3-7
Advertising relationships	9,000	3,000	3
MLS home data feeds	4,000	1,333	3

Total	$550,000	$34,476

*	Pro forma amortization expense is calculated herein using the straight-line method.

(f) To eliminate Trulia’s historical unamortized debt issuance costs associated with the 2020 Notes which do not affect the estimate of fair value of the recognized debt.

(g) To record the following adjustments to accrued expenses and restructuring and other current liabilities (in thousands):

To accrue Trulia’s estimated acquisition-related costs*	$34,299
To accrue Zillow’s estimated acquisition-related costs*	11,839
To accrue Zillow Group’s estimated restructuring costs**	13,584

Total adjustments to accrued expenses and restructuring and other current liabilities	$59,722

*	As of and for the year ended December 31, 2014, approximately $39.6 million in acquisition-related costs have been reflected in the historical financial statements of Zillow and Trulia. Of the combined total $85.8 million in estimated acquisition-related costs, $46.2 million relates to investment banker fees and advisory fees as specified in the relevant agreements. The remaining $39.6 million in estimated acquisition-related costs primarily relate to professional fees associated with the Mergers, including legal, accounting, tax, regulatory filing and printing fees to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to Zillow and Trulia.
**	On February 17, 2015, in connection with the Mergers, Zillow Group undertook a restructuring plan that will result in a total workforce reduction of nearly 350 employees, primarily to eliminate overlapping positions in the sales and marketing functions related to Trulia’s workforce at its Bellevue, Denver, New York and San Francisco locations. The restructuring plan is a result of the integration of Trulia’s business and operations with and into Zillow Group’s business. Employees directly affected by the restructuring plan have been or will be provided with severance payments, stock vesting acceleration and outplacement assistance. Zillow Group expects to complete the restructuring by the end of 2015. As a result of the restructuring plan, Zillow Group plans to record an estimated total restructuring charge of approximately $54.3 million. Approximately $47.5 million of the total restructuring charge is primarily related to cash payments for severance and other personnel related expenses, and non-cash expenses relating to stock vesting acceleration. Severance payments will be paid out by the end of 2015. Approximately $6.8 million of the total restructuring charge is a result of the expected recognition of certain contract termination costs associated with certain operating leases. The restructuring charge that Zillow Group expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. Zillow Group may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan. The $13.6 million adjustment to accrued expenses and restructuring and other current liabilities represents Zillow Group’s estimated cash-based restructuring costs.

(h) To record the difference between the preliminary fair value and the historical carrying amount of the deferred revenue of Trulia. The preliminary fair value represents an amount equivalent to the estimated cost directly related to fulfilling the obligation plus a normal profit margin to perform the services.

(i) The adjustments to deferred rent primarily reflect the purchase accounting adjustment to eliminate the existing deferred rent liability for Trulia.

(j) To record the following adjustments to deferred tax liabilities and other long-term liabilities (in thousands):

To record a deferred tax liability related to the Mergers*	$140,724
To eliminate Trulia’s historical net deferred tax liability**	(1,206)

Total adjustments to deferred tax liabilities and other long-term liabilities	$139,518

*	The $140.7 million deferred tax liability relates to the recognition of a $351.0 million indefinite-lived Trulia trade name and trademark intangible asset, which deferred tax liability cannot be offset by deferred tax assets.
**	Trulia’s historical net deferred tax liability arose from amortizing intangible assets for tax purposes from business combinations that occurred prior to Zillow’s proposed acquisition of Trulia.

(k) To record the par value related to the shares of Zillow Group common stock issued as a portion of the preliminary merger consideration. A total of 17,109,445 shares of Zillow Group Class A common stock were issued to the stockholders of Trulia as a result of the Mergers.

(l) To record the following adjustments to additional paid-in capital (in thousands):

To record the fair value of the shares of common stock issued as a portion of the preliminary merger consideration less the par value	$1,867,323
To eliminate the historical additional paid-in capital of Trulia	(500,894)
To record the debt premium related to the 2020 Notes	127,588
To record the preliminary fair value of consideration transferred related to substituted stock options and stock appreciation rights attributable to pre-combination service	55,389
To record the preliminary fair value of consideration transferred related to substituted restricted stock units attributable to pre-combination service	27,798
To record the estimated impact of stock vesting acceleration in connection with a restructuring plan*	36,297

Total adjustments to additional paid-in capital	$1,613,501

*	See (g) above.

(m) To record the following adjustments to accumulated deficit (in thousands):

To eliminate the historical accumulated deficit of Trulia	$140,647
To record Trulia’s estimated transaction costs*	(11,839)
To record Zillow’s estimated transaction costs*	(34,299)
To record Zillow Group’s estimated restructuring costs*	(54,320)

Total adjustments to accumulated deficit	$40,189

*	See (g) above.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

(n) To record the following adjustments to cost of revenue (in thousands):

To reclassify and reallocate certain Trulia costs of revenue*	$(5,004)
To record share-based compensation expense related to share-based awards assumed by Zillow Group attributable to post-combination service**	838
To eliminate amortization expense related to Trulia’s historical acquired intangible assets	(331)

Total adjustments to cost of revenue	$(4,497)

*	To reclassify certain Trulia costs of revenue to technology and development expense, including the reclassification of data license costs, computer equipment, and software, to reclassify credit card processing fees and revenue share payments from sales and marketing expense to cost of revenue, and to reallocate certain corporate level costs, to conform with Zillow’s presentation.
**	The pro forma adjustment for share-based awards assumed represents the difference between Trulia’s historical share-based compensation expense and the estimated share-based compensation expense as if the Mergers were completed on January 1, 2014. The fair value of Trulia’s share-based awards assumed in connection with the acquisition, including stock options, restricted stock units and stock appreciation rights, which relate to post-combination service will be recorded by Zillow Group as share-based compensation expense ratably over the remaining related vesting period of the respective award. The share-based compensation expense related to stock options and stock appreciation rights assumed is estimated at the date of grant using the Black-Scholes-Merton option-pricing model, assuming no dividends, expected volatility of 53%, a risk-free interest rate of 1.10%, and an expected life of three years. For restricted stock and restricted stock units assumed, Zillow Group uses the market value of Zillow Group’s Class A common stock on the date of grant to determine the fair value of the award.

(o) To record the following adjustments to sales and marketing expense (in thousands):

To reclassify and reallocate certain Trulia sales and marketing expense*	$(18,009)
To record share-based compensation expense related to share-based awards assumed by Zillow Group attributable to post-combination service**	3,844
To eliminate amortization expense related to Trulia’s historical intangible assets acquired	(6,411)

Total adjustments to sales and marketing expense	$(20,576)

*	To reclassify certain Trulia sales and marketing expense to technology and development expense, including the reclassification of connectivity costs and amortization expense, to reclassify credit card processing fees and revenue share payments to cost of revenue, and to reallocate certain corporate level costs, to conform with Zillow’s presentation.
**	See (n) above for further details related to the pro forma adjustment for share-based awards assumed.

(p) To record the following adjustments to technology and development expense (in thousands):

To reclassify and reallocate certain Trulia technology and development expense*	$17,630
To record share-based compensation expense related to share-based awards assumed by Zillow attributable to post-combination service**	2,894
To record amortization expense related to Trulia’s intangible assets acquired***	34,476
To eliminate amortization expense related to Trulia’s historical acquired intangible assets	(4,618)
To eliminate amortization expense for capitalized product development costs****	(6,225)

Total adjustments to technology and development expense	$44,157

*	To reclassify certain Trulia costs from sales and marketing expense to technology and development expense, including the reclassification of connectivity costs and amortization expense, to reclassify certain Trulia costs of revenue to technology and development expense, including the reclassification of data license costs, computer equipment and software, and to reallocate certain corporate level costs, to confirm to Zillow’s presentation.
**	See (n) above for further details related to the pro forma adjustment for share-based awards assumed.
***	See (e) above for further details related to the pro forma adjustment to record amortization expense related to Trulia’s intangible assets acquired.
****	The fair value of capitalized product development costs is reflected in the developed technology intangible asset acquired.

(q) To record the following adjustments to general and administrative expense (in thousands):

To reclassify and reallocate certain Trulia general and administrative expense*	$5,382
To record additional straight-line rent expense as a result of the Mergers	543
To record share-based compensation expense related to share-based awards assumed by Zillow Group attributable to post-combination service**	4,612
To eliminate amortization expense related to Trulia’s acquired historical intangible assets	(4,290)

Total adjustments to general and administrative expense	$6,247

*	To reclassify certain Trulia general and administrative expense to technology and development expense, including the reclassification of connectivity costs and amortization expense, and to reallocate certain corporate level costs, to conform to Zillow’s presentation.
**	See (n) above for further details related to the pro forma adjustment for share-based awards assumed.

(r) To eliminate historical acquisition-related costs.

(s) To eliminate Trulia’s historical amortization of debt issuance costs associated with the 2020 Notes.

Note 5. Pro Forma Net Loss per Share

The basic and diluted pro forma net loss per share is based on the weighted average number of shares of Zillow common stock outstanding for the period presented and adjusted for the estimated number of additional shares of Zillow Group common stock issued in relation to the Mergers, assuming for the purposes of the unaudited pro forma condensed combined statements of operations that the closing date of the Mergers was January 1, 2014.

For the year ended December 31, 2014, the calculation of the number of shares used in the computation of pro forma basic and diluted net loss per share is as follows (in thousands):

Weighted-average shares used in computing earnings per share - Zillow	40,009
Shares of Zillow Group Class A common stock issued as a result of the Mergers*	17,109

Pro forma basic and diluted weighted average shares outstanding	57,118

*	Represents 38,534,785 outstanding shares of Trulia common stock as of February 17, 2015 after giving effect to the exchange ratio of 0.444.